Free Writing Prospectus	Filed Pursuant to Rule 433
(To the Prospectus dated February 10, 2009,	Registration No. 333-145845
the Prospectus Supplement dated March 1, 2010)	June 30, 2010

$[—] Knock-Out Digital Super Track Notes due January 5, 2012 Linked to the Performance of the Russell 2000® Index Global Medium-Term Notes, Series A, No. E-5674

Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC (Rated AA-/Aa3‡)

Initial Valuation Date:	June 30, 2010

Issue Date:	July 6, 2010

Final Valuation Date:	December 30, 2011*

Maturity Date:	January 5, 2012** (resulting in a term to maturity of approximately 18 months)

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Reference Asset:	Russell 2000® Index (the “Index”) (Bloomberg ticker symbol “RTY <Index>”)

Knock-Out Barrier:	[—], 70% of the initial level

Maximum Return:	23.00%

Digital Percentage:	23.00%

Payment at Maturity:

If the closing level of the Index is equal to or greater than the knock-out barrier on each scheduled trading day during the observation period, you will receive at maturity a cash payment per $1,000 principal amount equal to (a) the principal amount of your notes plus (b) the principal amount multiplied by the digital percentage:

$1,000 + [$1,000 × Digital Percentage]

If the closing level of the Index is below the knock-out barrier on one or more scheduled trading day during the observation period, you will receive at maturity a cash payment per $1,000 principal amount equal to (a) the principal amount of your notes plus (b) the principal amount multiplied by the index return, subject to the maximum return:

$1,000 + [$1,000 × Index Return]

You may lose some or all of your principal if you invest in the Notes. If the closing level of the Index is below the knock-out barrier at any time during the observation period and the final level is less than the initial level, your Notes will be fully exposed to any declines in the Index and you may lose some or all of your investment at maturity.

Observation Period:	The period commencing on but excluding the initial valuation date to and including the final valuation date.

Index Return:	The performance of the Index from the initial level to the final level, calculated as follows: Final Level – Initial Level Initial Level

Initial Level:	[—], the closing level of the Index on the initial valuation date.

Final Level:	The closing level of the Index on the final valuation date.

Scheduled Trading Day:	Any day on which (a) the value of the Index is published, and (b) trading is generally conducted on the markets on which the securities comprising the Index are traded, in each case as determined by the calculation agent in its sole discretion.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06740PCA2 and US06740PCA21

‡	The Notes are not rated by Standard & Poor’s Ratings Services (“S&P”) or Moody’s Investors Service (“Moody’s”) as a result of certain policy changes by these organizations. As announced in December 2009, S&P no longer rates obligations, such as the Notes, with variable principal payments linked to commodity prices, equity prices or indices linked to either commodity or equity prices. However, the other senior unsecured debt securities of a maturity of more than one year of Barclays Bank PLC unaffected by this policy change are rated AA- by S&P. In addition, as announced in June 2009, Moody’s no longer issues public ratings of notes, such as the Notes, for which repayment of principal is dependent on the occurrence of a non-credit event. However, the other senior unsecured debt securities of Barclays Bank PLC unaffected by this policy change are rated Aa3 by Moody’s. The ratings mentioned in this paragraph are subject to downward revision, suspension or withdrawal at any time by the assigning rating organization and are not a recommendation to buy, sell or hold securities.
*	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities, Interest Rates, Currency Exchange Rates, Currencies, or Other Assets or Variables (Other than Commodities)” in the prospectus supplement.
**	Subject to postponement in the event of a market disruption event and as described under “Terms of the Notes—Maturity Date” and “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities, Interest Rates, Currency Exchange Rates, Currencies, or Other Assets or Variables (Other than Commodities)” in the prospectus supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the prospectus supplement and “Selected Risk Considerations” beginning on page FWP-6 of this free writing prospectus.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡‡‡‡	Proceeds to Barclays Bank PLC
Per Note	100%	[—]%	[—]%
Total	$	$	$

‡‡‡‡	Barclays Capital Inc. will receive commissions from the Issuer equal to [TBD]% of the principal amount of the notes, or [$TBD] per $[1,000] principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated February 10, 2009, the prospectus supplement dated March 1, 2010, and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 2-3430). A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this free writing prospectus together with the prospectus dated February 10, 2009, as supplemented by the prospectus supplement dated March 1, 2010 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated February 10, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509023285/dposasr.htm

•	Prospectus Supplement dated March 1, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510043357/d424b3.htm

Our SEC file number is 1-10257. As used in this free writing prospectus, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

PROGRAM CREDIT RATING

The Notes are not rated by Standard & Poor’s Ratings Services (“S&P”) or Moody’s Investors Service (“Moody’s”) as a result of certain policy changes by these organizations. As announced in December 2009, S&P no longer rates obligations, such as the Notes, with variable principal payments linked to commodity prices, equity prices or indices linked to either commodity or equity prices. However, the other senior unsecured debt securities of a maturity of more than one year of Barclays Bank PLC unaffected by this policy change are rated AA- by S&P. An AA rating from S&P generally indicates that the issuer’s capacity to meet its financial commitment on the obligations is very strong. In addition, as announced in June 2009, Moody’s no longer issues public ratings of notes, such as the Notes, for which repayment of principal is dependent on the occurrence of a non-credit event. However, the other senior unsecured debt securities of Barclays Bank PLC unaffected by this policy change are rated Aa3 by Moody’s. An Aa3 rating by Moody’s indicates that the rated securities are currently judged by Moody’s to be obligations of high quality and are subject to very low credit risk. The ratings mentioned in this paragraph are a statement of opinion and not a statement of fact and are subject to downward revisions, suspension or withdrawal at any time by the assigning rating agency and are not a recommendation to buy, sell or hold securities.

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What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Index?

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this free writing prospectus is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis. Note that, for purposes of the hypothetical total returns set forth below, we are assuming the knock-out barrier to be 70.00%.

Initial Level: 615.96

Knock-out Barrier: 431.17 (Initial Level × 70.00%)

Digital Percentage: 23.00%

Maximum Return: 23.00%

Final Level	Index Return	Knock-out Barrier was Not Breached		Knock-out Barrier was Breached
		Payment at Maturity	Total Return on Notes	Payment at Maturity	Total Return on Notes
1231.92	100.00%	$1,230.00	23.00%	$1,230.00	23.00%
1170.32	90.00%	$1,230.00	23.00%	$1,230.00	23.00%
1108.73	80.00%	$1,230.00	23.00%	$1,230.00	23.00%
1047.13	70.00%	$1,230.00	23.00%	$1,230.00	23.00%
985.54	60.00%	$1,230.00	23.00%	$1,230.00	23.00%
923.94	50.00%	$1,230.00	23.00%	$1,230.00	23.00%
862.34	40.00%	$1,230.00	23.00%	$1,230.00	23.00%
800.75	30.00%	$1,230.00	23.00%	$1,230.00	23.00%
739.15	20.00%	$1,230.00	23.00%	$1,200.00	20.00%
723.75	17.50%	$1,230.00	23.00%	$1,175.00	17.50%
708.35	15.00%	$1,230.00	23.00%	$1,150.00	15.00%
677.56	10.00%	$1,230.00	23.00%	$1,100.00	10.00%
646.76	5.00%	$1,230.00	23.00%	$1,050.00	5.00%
631.36	2.50%	$1,230.00	23.00%	$1,025.00	2.50%
615.96	0.00%	$1,230.00	23.00%	$1,000.00	0.00%
585.16	-5.00%	$1,230.00	23.00%	$950.00	-5.00%
554.36	-10.00%	$1,230.00	23.00%	$900.00	-10.00%
492.77	-20.00%	$1,230.00	23.00%	$800.00	-20.00%
461.97	-25.00%	$1,230.00	23.00%	$750.00	-25.00%
431.17	-30.00%	$1,230.00	23.00%	$700.00	-30.00%
369.58	-40.00%	N/A	N/A	$600.00	-40.00%
307.98	-50.00%	N/A	N/A	$500.00	-50.00%
246.38	-60.00%	N/A	N/A	$400.00	-60.00%
184.79	-70.00%	N/A	N/A	$300.00	-70.00%
123.19	-80.00%	N/A	N/A	$200.00	-80.00%
61.60	-90.00%	N/A	N/A	$100.00	-90.00%
0.00	-100.00%	N/A	N/A	$0.00	-100.00%

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Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The closing level of the Index was equal to or greater than the knock-out barrier on each scheduled trading day during the observation period and the closing level of the Index increases from an initial level of 615.96 to a final level of 862.34. Because the knock-out barrier was never breached, the investor receives a payment at maturity of $1,230.00 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Digital Percentage]

$1,000 + [$1,000 × 23.00%] = $1,230.00

The total return on the investment of the Notes is 23.00%.

Example 2: The closing level of the Index was equal to or greater than the knock-out barrier on each scheduled trading day during the observation period and the closing level of the Index decreases from an initial level of 615.96 to a final level of 585.16.

Because the knock-out barrier was never breached, the investor receives a payment at maturity of $1,230.00 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Digital Percentage]

$1,000 + [$1,000 × 23.00%] = $1,230.00

The total return on the investment of the Notes is 23.00%.

Example 3: The closing level of the Index was below the knock-out barrier on one or more scheduled trading days during the observation period and the level of the Index increases from an initial level of 615.96 to a final level of 739.15.

Because the knock-out barrier was breached and the index return of 20.00% does not exceed the maximum return of 23.00%, the investor will receive a payment at maturity of $1,200.00 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Index Return]

$1,000 + [$1,000 × 20%] = 1,200.00

The total return on the investment of the Notes is 20%.

Example 4: The closing level of the Index was below the knock-out barrier on one or more scheduled trading days during the observation period and the level of the Index increases from an initial level of 615.96 to a final level of 862.34.

Because the knock-out barrier was breached and the index return of 40.00% exceeds the maximum return of 23.00%, the investor will receive a payment at maturity of $1,230.00 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Maximum Return]

$1,000 + [$1,000 × 23.00%] = $1,230.00

The total return on the investment of the Notes is 23.00%.

Example 5: The closing level of the Index was below the knock-out barrier on one or more scheduled trading days during the observation period and the level of the Index decreases from an initial level of 615.96 to a final level of 492.77.

Because the knock-out barrier was breached and the Index return of -20% is less than 0%, the investor will receive a payment at maturity of $800.00 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Index Return]

$1,000 + [$1,000 × -20%] = $800.00

The total return on the investment of the Notes is -20.00%.

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Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The final valuation date, the maturity date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities, Interest Rates, Currency Exchange Rates, Currencies, or Other Assets or Variables (Other than Commodities)” with respect to the reference asset; and

•	For a description of further adjustments that may affect the reference asset, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index”.

•

Appreciation Potential—The Notes provide the opportunity to receive a return equal to the digital percentage, to the extent the closing level of the Index never goes below the knock-out barrier during the observation period. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party.

•

Diversification Among U.S. Equities of the Russell 2000® Index—The return on the Notes is linked to the Russell 2000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information on the Index, see the information set forth under “Description of the Reference Asset—Russell 2000® Index” in this free writing prospectus.

•

Certain U.S. Federal Income Tax Considerations—Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the Index. If your Notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this free writing prospectus is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that the Internal Revenue Service could assert that you would be required to include amounts equal to the dividends paid on the stocks underlying the Index as ordinary items of income either upon the sale or maturity of the Notes or over the term of the Notes even though you will not receive any amounts in respect of the Notes until the sale or maturity of the Notes.

For a further discussion of the tax treatment of your Notes as well as possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this free writing prospectus.

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” includes any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include the Notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

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Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Index or the component securities of the Index. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds;”

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”;

•	“Risk Factors—Additional Risks Relating to Securities with a Maximum Return, Maximum Rate, Ceiling or Cap”;

•	“Risk Factors—Additional Risks Relating to Digital Notes”; and

•	“Risk Factors—Additional Risks Relating to Notes with a Barrier Percentage or a Barrier Level”.

In addition to the risks described above, you should consider the following:

•

Your Investment in the Notes May Result in a Loss—The Notes do not guarantee any return of principal. The return on the Notes at maturity is linked to the performance of the Index and will depend on whether knock-out barrier is breached and the extent to which the index return is positive or negative. Your investment will be fully exposed to any decline in the final level as compared to the initial level if knock-out barrier is breached on any scheduled trading day during the observation period.

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•

Your Maximum Gain on the Notes Is Limited to the Digital Percentage or the Maximum Return—To the extent a knock-out event does not occur or the index return is greater than 0%, for each $1,000 principal amount Note, you will receive at maturity $1,000 plus an additional amount that will not exceed the digital percentage of 23.00% multiplied by $1,000 (in the event a knock-out event does not occur) or the maximum return of 23.00% multiplied by $1,000 (in the event a knock-out event does occur) regardless of the appreciation in the Index, which may be significant.

•

No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities comprising the Index would have.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this free writing prospectus is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•

Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the level of the Index on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Index;

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•	the time to maturity of the Notes;

•	the dividend rate on the common stocks underlying the Index;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Description of the Reference Asset

Russell 2000® Index

All information regarding the Russell 2000® Index (the “Russell 2000 Index”) set forth in this pricing supplement reflects the policies of, and is subject to change by, Frank Russell Company (“Russell”). The Russell 2000 Index was developed by Russell and is calculated, maintained and published by Russell. The Russell 2000 Index is reported by Bloomberg under the ticker symbol “RTY <Index>”.

The Russell 2000 Index is designed to track the performance of the small capitalization segment of the U.S. equity market. It measures the composite price performance of approximately 2,000 companies (the “Component Stocks”) domiciled in the United States, its territories, and those countries designated as benefit driven countries. Benefit driven countries are countries that offer operational, tax, political or other financial market benefits to companies that incorporate within such countries. All 2000 stocks trade on a major U.S. stock exchange. The Russell 2000 comprises the 2,000 smallest companies of the Russell 3000® Index (the “Russell 3000”) and represented, as of January 29, 2010, approximately 10% of its total market capitalization. The Russell 3000, in turn comprises the 3000 largest U.S. companies as measured by total market capitalization, which together represented, as of January 29, 2010, approximately 98% of the U.S. equity markets open to public investment.

Selection of stocks underlying the Russell 2000

Security inclusion criteria

Below are the requirements to be eligible for inclusion in the Russell 3000, and, consequently, the Russell 2000 Index:

•

U.S. incorporated companies and U.S. benefit driven incorporated companies. U.S. incorporated companies are eligible for inclusion. Beginning during reconstitution 2007, companies incorporated in the following countries/regions are also reviewed for eligibility: Anguilla, Antigua and Barbuda, Bahamas, Barbados, Belize, Bermuda, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Faroe Islands, Gibraltar, Isle of Man, Liberia, Marshall Islands, Netherland Antilles, Panama and Turks and Caicos Islands. Companies incorporated in these regions are considered benefit driven incorporations (“BDIs”) because they typically incorporate in these regions for operations, tax, political or other financial market benefits. A company incorporated in these regions is specifically considered eligible for the Russell 3000 if it meets one of the following criteria:

•	its headquarters are in the United States; or

•	its headquarters are in the BDI designated country/region, but the primary exchange for its local shares is in the United States.

American Depositary Receipts are not eligible for inclusion. Headquarters and primary exchange will be analyzed once a year during reconstitution unless the security is de-listed from the U.S. exchange.

•

Trading requirements. All securities eligible for inclusion in the Russell 3000 must trade on a major U.S. exchange. Bulletin Board, pink-sheets or over-the-counter (OTC) traded securities are not eligible for inclusion.

•

Minimum trading price. Stock must trade at or above $1.00 on their primary exchange on the last trading day in May to be eligible for inclusion in the Russell 3000 during annual reconstitution or during initial public offering (IPO) eligibility. However, if a stock falls below $1.00 intra-year, it will not be removed from the index until the next reconstitution, if it is still trading below $1.00.

•

Company structure. Royalty trusts, limited liability companies, closed-end investment companies, blank check companies, special purpose acquisition companies (SPACs) and limited partnerships are excluded from inclusion in the Russell 3000® Index. Business development companies (BDCs) are eligible.

•	Shares excluded. Preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights and trust receipts are not eligible for inclusion.

•

Deadline for inclusion. Stocks must be listed on the last trading day in May and Russell must have access to documentation verifying the company’s eligibility for inclusion. This information includes corporate description, incorporation, shares outstanding and other information needed to determine eligibility. IPOs will be considered for inclusion quarterly.

Berkshire Hathaway is excluded as a special exception due to its similarity to a mutual fund and its lack of liquidity.

All Russell indices, including the Russell 2000 Index, are reconstituted annually to reflect changes in the marketplace. The companies that meet the eligibility criteria are ranked on the last trading day of May of every year based on market capitalization using data available at that time, with the reconstitution taking effect as of the first trading day following the last Friday of June of that year. If the last Friday in June is the 28th, 29th or 30th day of June, reconstitution will occur the Friday prior.

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Market capitalization

The primary criteria used to determine the initial list of common stocks eligible for inclusion in the Russell 3000, and thus the Russell 2000, is total market capitalization, defined as the number of total outstanding shares of common stock multiplied by the price of such common stock at the annual reconstitution on the last trading day of May. Total market capitalization is determined by multiplying total outstanding shares by the market price as of the last trading day in May for those eligible at annual reconstitution. IPO eligibility is determined each quarter.

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Determining total shares outstanding. Only common stock is used to determine market capitalization for a company. Any other form of shares, including preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights or trust receipts, are excluded from the calculation. If multiple share classes of common stock exist, they are combined. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately.

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Determining price. During each annual reconstitution, the last traded price on the last trading day in May of that year from the primary exchange is used to determine market capitalization. In the case where multiple share classes exist, the primary trading vehicle is identified and used to determine price. The common share class with the highest trading volume, price and float-adjusted shares outstanding (or highest combination of the three) will be considered the primary trading vehicle.

Capitalization adjustments

A security’s shares are adjusted to include only those shares available to the public, often referred to as “free float”. The purpose of this adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set. Stocks are weighted in all Russell indices, including the Russell 2000 Index, by their available (also called float-adjusted) market capitalization, which is calculated by multiplying the primary closing price by the available shares.

The following types of shares are removed from total market capitalization to arrive at free float or available market capitalization. Adjustments are based on information recorded in Securities and Exchange Commission (SEC) corporate filings or other reliable sources in cases of missing or questionable data:

•	Cross ownership. Shares held by another member of a Russell index are considered cross-owned and all such shares will be adjusted regardless of percentage held.

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Large corporate and private holdings. Shares held by another listed company (non-member) or private individuals will be adjusted if greater than 10% of shares outstanding. Share percentage is determined either by those shares held by an individual or a group of individuals acting together. For example, officers and directors holdings would be summed together to determine if they exceed 10%. However, not included in this class are institutional holdings, including investment companies, partnerships, insurance companies, mutual funds, banks or venture capital funds.

•	ESOP or LESOP shares. Corporations that have ESOPs or LESOPs that comprise 10% or more of the shares outstanding are adjusted.

•	Unlisted share classes. Classes of common stock that are not traded on a U.S. exchange are adjusted.

•	IPO lock-ups. Shares locked-up during an IPO are not available to the public and are thus excluded from the market value at the time the IPO enters the Russell indices.

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Government holdings. Holdings listed as “government of” are considered unavailable and will be removed entirely from available shares. Shares held by government investment boards and/or investment arms will be treated similar to large private holdings and removed if the holding is greater than 10%. Any holding by a government pension fund is considered institutional holdings and will not be removed from available shares.

Corporate actions affecting the Russell 2000 Index

Changes to all Russell U.S. indices, including the Russell 2000 Index, are made when an action is final. To determine if an action is complete, Russell uses a variety of reliable public sources. The sources of this information include: company press releases, SEC filings, exchange notifications, Bloomberg or other sources determined to be reliable. If it is determined that an action was not final after communication was given to clients, the changes to the index will still occur.

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“No replacement” rule. Securities that leave the Russell 2000 Index, between reconstitution dates, for any reason (e.g., mergers, acquisitions or other similar corporate activity) are not replaced. Thus, the number of securities in the Russell 2000 Index over a year may fluctuate according to corporate activity.

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Mergers and acquisitions. Merger and acquisition activity results in changes to the membership and weighting of members within the Russell 2000 Index. Merger and acquisition activity is applied to the Russell 2000 Index after the action is determined to be final. The action will either be applied after the close of the current day (t) or the following day (t+1) depending upon the time it is determined that an action is final.

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Re-incorporations. Members of the Russell 2000 Index who are re-incorporated to another country are deleted from the Russell 2000 Index when the re-incorporation is final. Members of the Russell Global index re-incorporating to the United States (territory or BDI) will be added to the Russell 3000E® Index (the broadest Russell U.S. index) when the re-incorporation is final and may then be included in the Russell 2000 Index if its market capitalization warrants such inclusion. Companies who are not members of the Russell Global index and re-incorporate into the United States will be reviewed for eligibility at the next reconstitution.

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Re-classifications of shares (primary vehicles). The primary vehicle share class is typically re-examined at reconstitution, at the time of a major corporate action event or with the issuance of a new share class. For changes in the primary vehicle outside of reconstitution, a determination will be made one day prior to implementation of a change.

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Rights offerings. Rights offered to shareholders are reflected in the Russell 2000 Index the date the offer expires for nontransferable rights and on the ex-date for transferable rights. In both cases, the price is adjusted to account for the value of the right and shares are increased according to the terms of the offering on that day.

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Changes to shares outstanding. Changes to shares outstanding due to buyback (including Dutch Auctions), secondary offerings, merger activity with a non-Russell 2000 Index member and other potential changes are updated at the end of the month which the change is reflected in vendor supplied updates and verified by Russell using an SEC filing. For a change in shares to occur, the cumulative change to available shares must be greater than 5%.

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Spin-offs. The only additions between reconstitution dates are as a result of spin-offs, reincorporations and IPOs. Spin-off companies are added to the parent company’s index and capitalization tier of membership if the spin-off company is large enough.

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Tender offers. A company acquired as the result of a tender offer is removed when the tender offer has fully expired and it is determined the company will finalize the process with a short form merger. Shares of the acquiring company, if a member of the Russell 2000, Index will be increased simultaneously.

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Delisting. Only companies listed on U.S. exchanges are included in the Russell 2000 Index. Therefore, when a company is delisted from a U.S. exchange and moved to OTC, the company is removed from the Russell 2000 Index.

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Bankruptcy and voluntary liquidations. Companies who file for Chapter 7 liquidation bankruptcy or file any other liquidation plan will be removed from the Russell 2000 Index at the time of the filing. Companies filing for a Chapter 11 re-organization bankruptcy will remain a member of the Russell 2000 Index, unless delisted from their primary exchange. In that case, normal delisting rules will apply.

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Stock distributions. Stock distributions can take two forms: (1) a stated amount of stock distributed on the ex-date or (2) an undetermined amount of stock based on earnings and profits on a future date. In both cases, a price adjustment is made on the ex-date of the distribution. Shares are increased on the ex-date for category (1) and on the pay-date for category (2).

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Dividends. Gross dividends are included in the daily total return calculation of the Russell 2000 Index based on their ex-dates. The ex-date is used rather than the pay-date because the market place price adjustment for the dividend occurs on the ex-date.

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Halted securities. Halted securities are not removed from the Russell 2000 Index until the time they are actually delisted from the exchange. If a security is halted, it remains in the Russell 2000 Index at the last traded price from the primary exchange until the time the security resumes trading or is officially delisted.

Additional information on the Russell 2000 Index is available on the following website: http://www.russell.com.

License Agreement

Barclays Bank PLC have entered into a non-exclusive license agreement with the Frank Russell Company (“Russell”) whereby we, in exchange for a fee, will be permitted to use the Russell 2000 Index and its related trademarks in connection with certain securities, including the Notes. We are not affiliated with Russell; the only relationship between Russell and us is any licensing of the use of Russell’s indices and trademarks relating to them.

The license agreement between Russell and Barclays Bank PLC shall provide that the following language must be set forth in the pricing supplement:

“The Notes are not sponsored, endorsed, sold, or promoted by Frank Russell Company (“Russell”). Russell makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the Russell 2000® Index (the “Russell 2000 Index”) to track general stock market performance or a segment of the same. Russell’s publication of the Russell 2000 Index in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the securities upon which the Russell 2000 Index is based. Russell’s only relationship to Barclays Bank PLC and its affiliates is the licensing of certain trademarks and trade names of Russell and of the Russell 2000 Index which is determined, composed and calculated by Russell without regard to Barclays Bank PLC and its affiliates or the Notes. Russell is not responsible for and has not reviewed the Notes nor any associated literature or publications and Russell makes no representation or warranty, express or implied, as to their accuracy or completeness, or otherwise. Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell 2000 Index. Russell has no obligation or liability in connection with the administration, marketing or trading of the Notes.

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RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN AND RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC AND/OR ITS AFFILIATES, INVESTORS, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN. RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.”

“Russell 2000® Index” and “Russell 3000® Index” are trademarks of Frank Russell Company and have been licensed for use by Barclays Bank PLC. The Notes are not sponsored, endorsed, sold, or promoted by Frank Russell Company and Frank Russell Company makes no representation regarding the advisability of investing in the Notes.

Historical Information

The following graph sets forth the historical performance of the Index based on the daily Index closing level from January 7, 2002 through June 29, 2010. The Index closing level on June 29, 2010 was 615.96.

We obtained the Index closing levels below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index closing level on any scheduled trading day during the observation period or on the final valuation date. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

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